Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-109878) on Form S-8 of PSB Holdings, Inc. of our report dated February 20, 2015, relating to the consolidated balance sheets of PSB Holdings, Inc. and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the three years in the period ended December 31, 2014, which appears in the December 31, 2014, Annual Report on Form 10-K of PSB Holdings, Inc.

/s/ WIPFLI LLP

Wipfli LLP

Wausau, Wisconsin

February 20, 2015